Exhibit (b)(2)

AMENDMENT NO. 1

TO THE

BYLAWS

OF

MANAGED ACCOUNT SERIES II

This Amendment No. 1 (this “Amendment”) to the Bylaws of Managed Account Series II effective as of April 19, 2018 (the “Bylaws”) is made as of November 19, 2020 in accordance with Article VII, Section 1 of the Bylaws. Capitalized terms used herein and not otherwise herein defined are used as defined in the Bylaws.

1.        Article I, Sections 5 and 7 are hereby amended to add the following after each reference to “place” in each such section:

(which shall include a meeting held solely by means of remote communications)

2.        Article I, Section 13 is hereby amended to read in its entirety as follows:

Section 13. Records at Shareholder Meetings. At each meeting of the Shareholders, there shall be made available for inspection (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during normal business hours, at the principal place of business of the Fund, if requested by Shareholders, a list of the Shareholders of the Fund, as of the record date of the meeting or the date of closing of transfer books, as the case may be. Such list of Shareholders shall contain the name and the address of each Shareholder in alphabetical order and the number of Shares owned by such Shareholder. In the event that the Fund determines to make the list available on an electronic network, the Fund may take reasonable steps to ensure that such information is available only to Shareholders of the Fund. If the meeting is to be held at a place, then a list of Shareholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any Shareholder who is present. If the meeting is to be held solely by means of remote communications, then such list shall also be open to the examination of any Shareholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Shareholders shall have such other rights and procedures of inspection of the books and records of the Fund as are granted to shareholders of corporations in the state in which the Fund was formed.

3.        Article I is hereby amended to add Section 15 as follows:

Section 15. Meetings by Remote Communications.

The Directors may, in their sole discretion, determine that a meeting of Shareholders may be held partly or solely by means of remote communications and to the extent so authorized, Shareholders and proxyholders not physically present at a meeting of Shareholders may, by means of remote communications: (a) participate in a meeting of Shareholders; and (b) be deemed present in person and vote at a meeting of Shareholders whether such meeting is to be held at a designated place or solely by means of remote communications. In connection with any such meeting, the Fund shall implement such measures as the Directors deem to be reasonable to verify that each person deemed present and permitted to vote at the meeting by means of remote communications is a Shareholder or proxyholder and to provide such Shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Shareholders. If any Shareholder or proxyholder votes or takes other action at the meeting by means of remote communications, a record of such vote or other action shall be maintained by the Fund.